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                                                                     Exhibit 8.2


                  [FORM OF OPINION OF GREENBERG TRAURIG LLP]1


          , 2006

Corporate Property Associates 12 Incorporated
50 Rockefeller Plaza
New York, New York 10020

Ladies and Gentlemen:

We have acted as legal counsel to Corporate Property Associates 12 Incorporated, a Maryland corporation ("CPA(R):12"), in connection with the merger (the "Merger") of [CPA(R):12 with and into Corporate Property Associates 14 Incorporated, a Maryland corporation ("CPA(R):14") pursuant to an Agreement and Plan of Merger, dated as of June 29, 2006 (the "Merger Agreement"), by and among CPA(R):12, CPA(R):14, CPA 14 Acquisition Inc., a Maryland corporation, CPA:14 Holdings Inc. (formerly known as CPI Holdings Incorporated), a Maryland corporation, and CPA 12 Merger Sub Inc., a Maryland corporation,] [CPA 12 Merger Sub Inc., a Maryland corporation ("Merger Sub"), with and into CPA(R):12, pursuant to an Agreement and Plan of Merger, dated as of June 29, 2006 (the "Merger Agreement"), by and among CPA(R):12, Corporate Property Associates 14 Incorporated, a Maryland corporation ("CPA(R):14"), Merger Sub, CPA 14 Acquisition Inc., a Maryland Corporation, and CPA(R):14 Holdings Inc. (formerly known as CPI Holdings Incorporated), a Maryland corporation ("Holdings")] as described in a Registration Statement on Form S-4 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended, including a Joint
Proxy Statement/Prospectus dated [                ], 2006 (the "Proxy
Statement/Prospectus").

You have requested our opinion, pursuant to Section 5.3(f) [and 10.7(b)] of the Merger Agreement, with respect to certain U.S. federal income tax matters in connection with the Merger. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a

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1    This form of opinion provides for both the Merger and the Alternate Merger.
In the event the Merger is consummated, where two sets of bracketed text are included, the first set of bracketed text will be used and the second set of bracketed text will be deleted. In the event the Alternate Merger is consummated, the first set of bracketed text will be deleted and the second set of bracketed text will be used.

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contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined and relied on (i) the Merger Agreement, (ii) the Registration Statement and the Proxy
Statement/Prospectus; (iii) [a Certificate of Representations, dated [      ],
2006, provided by CPA(R):14 and a Certificate of Representations, dated [     ],
2006, provided by CPA(R):12] [a Certificate of Representations, dated [       ],
2006, provided by CPA(R):14, a Certificate of Representations, dated [     ],
2006, provided by CPA(R):12, and a Certificate of Representations, dated [    ],
2006, provided by Holdings] (each, a "Certificate of Representations"); and
(iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vi) the parties at all times will operate in accordance with the method of operation described in their organizational documents, the Registration Statement and the Proxy Statement/Prospectus. For purposes of rendering the opinions expressed herein, we have also assumed the accuracy of the representations contained in the Certificates of Representations provided to us by [CPA(R):12 and CPA(R):14] [CPA(R):12, CPA(R):14 and Holdings], and that each representation contained in the Certificates of Representations to the best of the knowledge of [CPA(R):14 or CPA(R):12] [CPA(R):14, CPA(R):12 or Holdings] is accurate and complete without regard to such qualification as to the best of [CPA(R):14's or CPA(R):12's] [CPA(R):14's, CPA(R):12's or Holdings'] knowledge.

Based upon and subject to the foregoing, we are of the opinion that [(i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of CPA(R):14 and CPA(R):12 will be parties to such reorganization within the meaning of Section 368(b) of the Code] [the Merger should qualify under Section 351(a) of the Code as a transfer of shares of CPA(R):12 common stock by the CPA(R):12 stockholders in exchange for Holdings common stock and cash (and should not be treated to such CPA(R):12 stockholders as a transfer described in Section 351(e) of the Code)].

The opinions expressed herein represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter to the Merger. The opinions expressed herein represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions.


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Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificates of Representations.

The opinions expressed herein: (i) are for the sole use and benefit of CPA(R):12; (ii) are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; and (iii) are as of the date hereof. We assume no obligation to update our opinions for events or changes in the law occurring after the date of this letter.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                             Very truly yours,







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